As filed with the Securities and Exchange Commission on December 21, 2006

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITED RENTALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1522496
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Five Greenwich Office Park

Greenwich, Connecticut 06831

(Address of Principal Executive Offices)

United Rentals, Inc. 2001 Comprehensive Stock Plan

(Full Title of the Plan)

Wayland R. Hicks

Chief Executive Officer

United Rentals, Inc.

Five Greenwich Office Park

Greenwich, Connecticut 06831

(Name and Address of Agent for Service)

(203) 622-3131

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Thomas E. Molner, Esq.

Kramer Levin Naftalis & Frankel LLP

919 Third Avenue

New York, New York 10022

(212) 715-9100

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(6)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(7)
Common Stock (par value $0.01 per share)	998,745	(2)	$25.11	$25,078,486.95	$0
Common Stock (par value $0.01 per share)	876,525	(3)	$25.11	$22,009,542.75	$0
Common Stock (par value $0.01 per share)	134,469	(4)	$25.11	$3,376,516.59	$0
Common Stock (par value $0.01 per share)	229,836	(5)	$25.11	$5,771,181.96	$0

(1)	The offer and sale of the shares registered hereby were previously registered for sale under other plans of the registrant pursuant to Registration Statements on Form S-8, as set forth below. Such shares and the registration fees for those shares paid as part of the registration fees paid with respect to such Registration Statements are carried over to this Registration Statement in accordance with the principles set forth in Instruction E to Form S-8 and Interpretation 89 under Section G, “Securities Act Forms” of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (as supplemented) (the “Instruction and Interpretation”).
(2)	The offer and sale of 998,745 shares registered hereby were previously registered for sale under the registrant’s 1997 Stock Option Plan, 1998 Stock Option Plan and 1998 Supplemental Stock Option Plan pursuant to the registration statement on Form S-8 (File No. 333-70345) filed and effective on January 8, 1999.
(3)	The offer and sale of 876,525 shares registered hereby were previously registered for sale under the registrant’s 1998 Stock Option Plan and 1998 Supplemental Stock Option Plan pursuant to the registration statement on Form S-8 (File No. 333-133256) filed and effective on April 13, 2006.
(4)	The offer and sale of 134,469 shares registered hereby were previously registered for sale under the registrant’s 2001 Stock Plan pursuant to the registration statement on Form S-8 (File No. 333-60458) filed and effective on May 8, 2001.
(5)	The offer and sale of 229,836 shares registered hereby were previously registered for sale under the registrant’s 1997 Performance Award Plan pursuant to the registration statement on Form S-8 (File No. 333-87903) filed and effective on September 28, 1999.
(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price are based upon the average of the high and low prices of the Registrant’s common stock on December 18, 2006, which is within five (5) business days prior to the date of this Registration Statement.
(7)	As described in notes (1) through (5) above, the registration fees previously paid with respect to these shares are being carried over to this Registration Statement.

UNITED RENTALS, INC.

REGISTRATION STATEMENT ON FORM S-8

STATEMENT REGARDING COMPLIANCE WITH INSTRUCTION E OF FORM S-8

United Rentals, Inc., a Delaware corporation (“United Rentals”), has filed this Registration Statement to register the offer and sale of 2,239,575 shares of United Rentals’ Common Stock, par value $0.01 per share (the “Shares”) pursuant to the United Rentals, Inc. 2001 Comprehensive Stock Plan (the “Comprehensive Plan”). Contemporaneously with the filing of this Registration Statement, United Rentals is filing with the Securities and Exchange Commission (the “Commission”) Post-Effective Amendment No. 1 to (i) its Registration Statement on Form S-8 (File No. 333-133256) filed and effective on April 13, 2006 (the “2006 Registration Statement”) pursuant to which United Rentals registered the offer and sale of 3,850,000 shares of the Common Stock pursuant to the United Rentals, Inc. 1998 Stock Option Plan and the United Rentals, Inc. 1998 Supplemental Stock Option Plan; (ii) its Registration Statement on Form S-8 (File No. 333-60458) filed and effective on May 8, 2001 (the “2001 Registration Statement”) pursuant to which United Rentals registered the offer and sale of 2,000,000 shares of the Common Stock pursuant to the United Rentals, Inc. 2001 Stock Plan, (iii) its Registration Statement on Form S-8 (File No. 333-87903) filed and effective on September 28, 1999 (the “September 1999 Registration Statement”) pursuant to which United Rentals registered the offer and sale of 1,214,814 shares of the Common Stock pursuant to the United Rentals, Inc. 1997 Performance Award Plan, and (iv) its Registration Statement on Form S-8 (File No. 333-70345) filed and effective on January 8, 1999 (the “January 1999 Registration Statement” and together with the 2006 Registration Statement, the 2001 Registration Statement, the September 1999 Registration Statement, the “Old Registration Statements”) pursuant to which United Rentals registered the offer and sale of 5,000,000 shares of the Common Stock pursuant to the United Rentals, Inc. 1997 Stock Option Plan, the United Rentals, Inc. 1998 Stock Option Plan and the United Rentals, Inc. 1998 Supplemental Stock Option Plan.

The Comprehensive Plan is an amendment and restatement of the United Rentals, Inc. 2001 Senior Stock Plan, which was adopted by United Rentals’ Board of Directors on April 19, 2006, and approved by United Rentals’ stockholders on June 13, 2006. United Rentals desires to have the Shares registered for the Comprehensive Plan to include 2,239,575 shares (the “Carryover Shares”) whose offer and sale were registered under the Old Registration Statements. Following the filing of this Registration Statement, the Carryover Shares are no longer available for new awards under the respective plans under which they previously were registered.

Consequently, in accordance with Interpretation 89 under Section G, “Securities Act Forms” of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (as supplemented):

1.	United Rentals is carrying over from the Old Registration Statements and registering the offer and sale of 2,239,575 shares of the Common Stock under the Comprehensive Plan pursuant to this Registration Statement;

2.	$17,395.15 of the registration fee paid in connection with the Old Registration Statements is allocable to the Carryover Shares, and is carried over to this Registration Statement with respect to the Carryover Shares; and

3.	contemporaneously with the filing of this Registration Statement, the Old Registration Statements are being amended on a post-effective basis to discuss the transfer of shares from the respective plans to the Comprehensive Plan.

PART I – INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by United Rentals with the Commission are incorporated herein by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005, September 30, 2005, March 31, 2006, June 30, 2006 and September 30, 2006;

•	Current Reports on Form 8-K dated January 26, 2006, March 7, 2006, March 8, 2006, March 10, 2006, March 16, 2006, March 23, 2006, March 30, 2006, April 3, 2006, April 10, 2006, April 14, 2006, April 18, 2006, May 10, 2006, May 16, 2006, June 5, 2006, June 16, 2006, August 8, 2006, August 15, 2006, September 1, 2006, October 26, 2006, November 1, 2006, November 1, 2006 and December 18, 2006;

•	Registration Statement on Form 8-A dated August 6, 1998; and

•	All documents that we hereafter file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all shares of common stock offered thereby have been sold or which deregisters all then remaining unsold.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None

Item 6. Indemnification of Directors and Officers.

The Certificate of Incorporation (the “Certificate”) of the company provides that a director will not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the “Delaware Law”), which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Law is subsequently amended to permit further limitation of the personal liability of directors, the liability of a director of the company will be eliminated or limited to the fullest extent permitted by the Delaware Law as amended.

The company, as a Delaware corporation, is empowered by Section 145 of the Delaware Law, subject to the procedures and limitation stated therein, to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The company has entered into indemnification agreements with its directors and officers. In general, these agreements require the company to indemnify each of such persons against expenses, judgments, fines, settlements and other liabilities incurred in connection with any proceeding (including a derivative action) to which such person may be made a party by reason of the fact that such person is or was a director, officer or employee of the company or guaranteed any obligations of the company, provided that the right of an indemnitee to receive indemnification is subject to the following limitations: (i) an indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful and (ii) in the case of a derivative action, an indemnitee is not entitled to indemnification in the event that he is judged in a final non-appealable decision of a court of competent jurisdiction to be liable to the company due to willful misconduct in the performance of his duties to the company (unless and only to the extent that the court determines that the indemnitee is fairly and reasonably entitled to indemnification).

Pursuant to Section 145 of the Delaware Law, the company has purchased insurance on behalf of its directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of United Rentals, Inc., (incorporated by reference to Exhibit 3.1 of United Rentals, Inc. Report on Form 10-Q for the quarter ended June 30, 1998).

4.2	Certificate of Amendment to the United Rentals, Inc. Amended and Restated Certificate of Incorporation dated, September 29, 1998 (incorporated by reference to Exhibit 4.2 to the United Rentals, Inc. Registration Statement on Form S-3, No. 333-70151).

4.3	By-laws of United Rentals, Inc. (incorporated by reference to Exhibit 3.2 of United Rentals, Inc. Report on Form 10-Q for the quarter ended June 30, 1998).

5	Opinion of Kramer Levin Naftalis & Frankel LLP, including consent.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5 above).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on this 21st day of December, 2006.

UNITED RENTALS, INC.

By:	/s/ Wayland R. Hicks
Name:	Wayland R. Hicks
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Bradley S. Jacobs Bradley S. Jacobs	Chairman of the Board of Directors	December 14, 2006

/s/ Wayland R. Hicks Wayland R. Hicks	Director and Chief Executive Officer (Principal Executive Officer)	December 14, 2006

/s/ Martin E. Welch III Martin E. Welch III	Chief Financial Officer (Principal Financial Officer)	December 14, 2006

/s/ John Fahey John Fahey	Principal Accounting Officer	December 14, 2006

Leon D. Black	Director

Jenne Britell	Director

/s/ Howard L. Clark Howard L. Clark	Director	December 14, 2006

/s/ Michael S. Gross Michael S. Gross	Director	December 14, 2006

/s/Singleton McAllister Singleton McAllister	Director	December 14, 2006

/s/ Brian McAuley Brian McAuley	Director	December 14, 2006

/s/ John S. McKinney John S. McKinney	Director	December 14, 2006

/s/ Jason Papastavrou Jason Papastavrou	Director	December 14, 2006

/s/ Mark Suwyn Mark Suwyn	Director	December 14, 2006

Gerald Tsai, Jr.	Director

/s/ Lawrence Wimbush Lawrence Wimbush	Director	December 14, 2006

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of United Rentals, Inc., (incorporated by reference to Exhibit 3.1 of United Rentals, Inc. Report on Form 10-Q for the quarter ended June 30, 1998).

4.2	Certificate of Amendment to the United Rentals, Inc. Amended and Restated Certificate of Incorporation dated, September 29, 1998 (incorporated by reference to Exhibit 4.2 to the United Rentals, Inc. Registration Statement on Form S-3, No. 333-70151).

4.3	By-laws of United Rentals, Inc. (incorporated by reference to Exhibit 3.2 of United Rentals, Inc. Report on Form 10-Q for the quarter ended June 30, 1998).

5	Opinion of Kramer Levin Naftalis & Frankel LLP, including consent.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5 above).